Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-262097, No. 333-259377 and No. 333-138836 on Form S-8 of WaveDancer, Inc. (formerly Information Analysis Incorporated) of our report dated April 12, 2022, on our audits of the consolidated financial statements of WaveDancer, Inc. as of December 31, 2021 and 2020 and for the years then ended, included in this Annual Report on Form 10-K of WaveDancer, Inc. for the year ended December 31, 2021.

/s/ CohnReznick LLP

Tysons, Virginia

April 12, 2022